                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration File No.: 333-49405
                                                                    333-49405-01
                                                                    333-49405-02
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 8, 2001)

                               40,000,000 Shares

                                     [LOGO]

                                CD COMMON STOCK

---------------------------------------------------------

    We are offering 40,000,000 shares of our CD common stock. Our CD common stock is listed on the New York Stock Exchange under the symbol "CD." The last sale price of our CD common stock on the New York Stock Exchange on February 7, 2001 was $13.80 per share.

    INVESTING IN OUR CD COMMON STOCK INVOLVES RISKS. SEE "INVESTMENT CONSIDERATIONS" BEGINNING ON PAGE S-5 OF THIS PROSPECTUS SUPPLEMENT.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    Lehman Brothers proposes to offer shares of CD common stock from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. Lehman Brothers has agreed to purchase the shares from us at $13.20 per share, resulting in $528 million of proceeds to us, subject to the terms and conditions of the underwriting agreement.

    Lehman Brothers has an option to purchase up to an additional 6,000,000 shares of CD common stock from us at $13.20 per share, which if exercised in full would result in $79.2 million of additional proceeds to us.

    Lehman Brothers expects to deliver the shares against payment in New York, New York on
February 13, 2001.

--------------------------------------------------------------------------------

                                LEHMAN BROTHERS

February 8, 2001

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
                   PROSPECTUS SUPPLEMENT

Cendant.....................................................     S-3
Recent Developments.........................................     S-3
Investment Consideration....................................     S-5
Use of Proceeds.............................................     S-6
Capitalization..............................................     S-7
Price Range of CD Common Stock and Dividend Policy..........     S-8
Underwriting................................................     S-9
Legal Matters...............................................    S-10
Experts.....................................................    S-13

                         PROSPECTUS

Forward-Looking Statements..................................       4
Available Information.......................................       5
Incorporation of Certain Documents by Reference.............       6
The Company.................................................       7
The Cendant Trusts..........................................       7
Use of Proceeds.............................................       9
Consolidated Ratio of Earnings to Fixed Charges.............       9
Description of the Debt Securities..........................       9
General Description of Capital Stock........................      19
Description of Warrants.....................................      24
Description of Preferred Securities of the Cendant Trusts...      25
Description of Trust Guarantees.............................      26
Plan of Distribution........................................      29
Legal Opinions..............................................      30
Experts.....................................................      30

    You should rely only on the information contained or incorporated by reference in this prospectus supplement and the attached prospectus. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus supplement is distributed. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

    No dealer, sales person or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the securities specifically offered by it, but only under circumstances and in jurisdictions where it is lawful to do so.

                                    CENDANT

    Cendant Corporation is one of the foremost providers of real estate, travel, direct marketing services and diversified consumer and business services in the world. We were created through the merger of HFS Incorporated ("HFS") into CUC International ("CUC") in December 1997 with the resultant corporation being renamed Cendant Corporation. We provide the fee-based services formerly provided by each of CUC and HFS, including travel services, real estate services and membership-based consumer services, to customers throughout the world. From a financial reporting standpoint, we have separated our business into two groups, Cendant Group, which includes the rest of our businesses and a retained interest in Move.com Group and Move.com Group, our online relocation, real estate and home related products and service business.

    We operate in four principal divisions: travel related services, real estate related services, direct marketing related services and other consumer and business services. Our businesses provide a wide range of complementary consumer and business services, which together represent eight business segments.

    - The travel related service businesses facilitate vacation timeshare exchanges, and franchise car rental and hotel businesses.

    - The real estate related service businesses franchise real estate brokerage businesses, provide home buyers with mortgages, assist in employee relocation and provide consumers with relocation, real estate and home related products and services through our Move.com network of web sites.

    - The direct marketing related service businesses provide an array of value driven products and services.

    - Our other consumer and business services include our tax preparation service franchise, information technology services, car parks in the United Kingdom, financial products and other consumer-related services.

    As a franchisor of hotels, residential real estate brokerage offices, car rental operations and tax preparation services, we license the owners and operators of independent businesses to use our brand names. We do not own or operate hotels, real estate brokerage offices or tax preparation offices. Instead, we provide our franchisee customers with services designed to increase their revenue and profitability.

                              RECENT DEVELOPMENTS

    OFFER OF CONVERTIBLE NOTES. We are also offering $1,232,715,000 aggregate principal amount at maturity of our zero coupon convertible senior notes due 2021 (the "notes") to qualified institutional buyers in a private offering, with gross proceeds of approximately $750,000,000. The initial purchaser will have an option to purchase an additional $246,543,000 principal amount at maturity of notes. We will not make periodic payments of interest on the notes, but may be required to make cash payments in specified circumstances. Each $1,000 principal amount at maturity note will be convertible, subject to satisfaction of specific contingencies, into 33.4 shares of our CD common stock. The notes will not be redeemable by us prior to February 13, 2004 and will be redeemable thereafter at the issue price of $608.41 per note plus accrued discount to the redemption date. In addition, holders of the notes may require us to repurchase the notes on February 13, 2004, 2009 or 2014 at the issue price plus accrued discount to the purchase date. We may pay the purchase price in cash, shares of our CD common stock or any combination of them. Lehman Brothers has an option to purchase up to an additional $246,543,000 aggregate principal amount at maturity of CODES from Cendent at an issue price of $608.41 per CODES. The notes have not been registered the United States Securities Act and may not be offered or sold in the United States except to qualified institutional buyers. This offering and the offering of the notes are not conditioned on each other and are both scheduled to close on February 13, 2001.

    PRIDES SETTLEMENT DATE. We have outstanding securities referred to as Income PRIDES and Growth PRIDES. These securities include forward purchase contracts, requiring the holders to purchase a specified number of shares of our CD common stock on February 16, 2001. The purchase price for these shares is expected to be satisfied by our retaining trust preferred securities or treasury securities being held in the holders' accounts. We estimate, based on the closing market price of our CD common stock on February 7, 2001, that we will issue approximately 62 million shares of our CD common stock to the holders of the FELINE PRIDES, assuming that we do not sell any of the Special PRIDES we have offered to holders of certain Rights issued in settlement of litigation related to the PRIDES and assuming that all of the Rights are exercised. The actual number of shares issued could be larger or smaller.

    AVIS ACQUISITION. On November 13, 2000, we announced that we entered into a definitive agreement to acquire all of the outstanding shares of Avis Group Holdings, Inc. ("Avis") that are not currently owned by us at a price of $33.00 per share in cash. The transaction is valued at approximately $937 million. Although no assurance can be given, we expect to complete the acquisition of Avis in March 2001.

    FAIRFIELD ACQUISITION. On November 2, 2000, we announced that we entered into a definitive agreement to acquire all of the outstanding common stock of Fairfield Communities, Inc. ("Fairfield"), one of the largest vacation ownership companies in the United States, at $15.00 per share, or approximately $635 million in the aggregate. The final acquisition price may increase to a maximum of $16.00 per share depending on a formula based on the average trading price of CD common stock over a 20-day trading period prior to the date on which Fairfield stockholders meet to approve the acquisition. The consideration is payable in cash or CD common stock, or a combination of cash and CD common stock, at the holder's election. We are not required, however, to pay more than 50% of the consideration in cash and have the right to substitute cash for any shares of Fairfield common stock instead of issuing CD common stock. Although no assurance can be given, we expect to complete the acquisition in April 2001.

    MOVE.COM GROUP. In March 2000, our outstanding common stock was reclassified as CD common stock and we created a series of common stock designated as Move.com common stock. The Move.com common stock was designed to track the value of our Move.com Group and the CD common stock represents our interests in the remainder of our businesses and our interest in Move.com Group. We have entered into an agreement to sell our interests in our Internet real estate portal, Move.com, certain other businesses within our Move.com Group segment and Welcome Wagon International, Inc. We intend to allocate a portion of the consideration to be received from the sale to existing Move.com common stockholders and option holders. When such consideration has been distributed to Move.com common stockholders, the CD common stock will be our only outstanding common stock.

    EARNINGS. On February 7, 2001, we announced our results for the fourth quarter of 2000 and our projections for the four quarters of 2001. For a discussion of those results and projections, potential investors should review our current reports on Form 8-K, filed with the Securities and Exchange Commission on February 8, 2001 and available as described under "Available Information" and "Incorporation of Certain Documents by Reference" in the attached prospectus.

                                      ***

    We continually explore and conduct discussions with regard to acquisitions and other strategic corporate transactions in our industries and in other franchise, franchisable or service businesses in addition to the transactions previously announced. As part of our regular on-going evaluation of acquisition opportunities, we currently are engaged in a number of separate, unrelated preliminary discussions concerning possible acquisitions. The purchase price for the possible acquisitions may be paid in cash, through the issuance of CD common stock (which would increase the number of shares of CD common stock outstanding) or other of our securities, borrowings, or a combination thereof. Prior to consummating any such possible acquisition, we will need to, among other things, initiate and complete satisfactorily our due diligence investigations; negotiate the financial and other terms (including price) and conditions of such acquisitions; obtain appropriate Board of Directors, regulatory and other necessary consents and approvals; and, if necessary, secure financing. No assurance can be given with respect to the timing, likelihood or business effect of any possible transaction. In the past, we have been involved in both relatively small acquisitions and acquisitions which have been significant.

                            INVESTMENT CONSIDERATION

    You should carefully consider the following as well as information in this prospectus supplement before purchasing our CD common stock.

DISCOVERY OF ACCOUNTING IRREGULARITIES AND RELATED LITIGATION AND GOVERNMENTAL
  INVESTIGATIONS

    Cendant was created in December 1997, through the merger of HFS into CUC with CUC surviving and changing its name to Cendant Corporation. On April 15, 1998, Cendant announced that in the course of transferring responsibility for Cendant's accounting functions from Cendant personnel associated with CUC prior to the merger to Cendant personnel associated with HFS before the merger and preparing for the report of first quarter 1998 financial results, Cendant discovered account irregularities in some of the CUC business units. As a result, Cendant, together with its counsel and assisted by auditors, immediately began an intensive investigation.

    As a result of the findings of the investigations, Cendant restated its previously reported financial results for 1997, 1996 and 1995 and the six months ended June 30, 1998.

    Since the April 15, 1998 announcement of the discovery of accounting irregularities in the former business units of CUC, approximately 70 lawsuits claiming to be class actions, three lawsuits claiming to be brought derivatively on Cendant's behalf and several individual lawsuits and arbitration proceedings have commenced in various courts and other forums against Cendant and other defendants by or on behalf of persons claiming to be stockholders of Cendant and persons claiming to have purchased or otherwise acquired securities or options issued by CUC or Cendant between May 1995 and August 1998.

    The Securities and Exchange Commission and the United States Attorney for the District of New Jersey are also conducting investigations relating to the matters referenced above. As a result of the findings from Cendant's internal investigations, Cendant made all adjustments considered necessary by Cendant, which are reflected in its previously filed restated financial statements for the years ended December 31, 1997, 1996 and 1995 and for the six months ended June 30, 1998. On June 14, 2000, pursuant to an offer of settlement made by Cendant, the SEC issued an Order Instituting Public Administrative Proceedings Pursuant to Section 21C of the Securities Exchange Act of 1934, Making Findings and Imposing a Cease and Desist Order. In such Order, the SEC found that Cendant had violated certain financial reporting provisions of the Securities Exchange Act of 1934 and ordered Cendant to cease and desist from committing any future violations of such provisions. No financial penalties were imposed against Cendant.

    On December 7, 1999, Cendant announced that it reached a preliminary agreement to settle the principal securities class action pending against Cendant in the U.S. District Court in Newark, New Jersey, brought on behalf of purchasers of all Cendant and CUC publicly traded securities, other than PRIDES, between May 1995 and August 1998. The PRIDES litigation had previously been settled through the issuance of rights. Under the settlement agreement, Cendant would pay the class members approximately $2.85 billion in cash. The definitive settlement document was approved by the U.S. District Court by order dated August 14, 2000. Certain persons who objected to various aspects of the settlement have appealed the District Court's orders approving the settlement, the plan of allocation of the settlement fund and awarding of attorneys' fees and expenses to counsel for the lead plaintiffs. No appeals challenging the fairness of the $2.85 billion settlement amount were filed. The U.S. Court of Appeals for the Third Circuit recent issued a briefing schedule for the appeals. No date for oral arguments of the appeals has been fixed. Accordingly, Cendant will not be required to fund the settlement amount of $2.85 billion for some time. However, as Cendant has previously stated in its public filings, the settlement agreement required Cendant to post collateral in the form of credit facilities and/or surety bonds by November 13, 2000 which it has done.

    The settlement does not encompass all litigations asserting claims associated with the accounting irregularities. Cendant does not believe that it is feasible to predict or determine the final outcome or resolution of these unresolved proceedings. An adverse outcome from such unresolved proceedings could be material with respect to earnings in any given reporting period. However, Cendant does not believe that the impact of such unresolved proceedings should result in a material liability to Cendant in relation to its financial position or liquidity.

                                USE OF PROCEEDS

    We estimate that we will receive net proceeds from the CD common stock offering of approximately $528 million, assuming that the underwriter does not exercise its option to purchase up to an additional 6,000,000 shares of CD common stock, which amount will be used as part of the purchase price for the previously announced acquisition of Fairfield and the remainder of Avis.

    We also expect that we will receive net proceeds from the offering of the notes of approximately $738 million (gross proceeds of $750 millon), also assuming that the initial purchaser does not exercise its option to purchase additional notes. The net proceeds of the Notes offering is expected to be used as follows:

    - $250 million to repay maturing bank debt with an interest rate of LIBOR plus 100 basis points or 6.57% per annum as of February 8, 2001;

    - $270 million to repay bank debt of Avis to be assumed in the acquisition with an interest rate of LIBOR plus 275 basis points or 8.32% per annum as of February 8, 2001; and

    - $218 million for general corporate purposes, including payment of part of the purchase price of Fairfield if we elect to pay more than 50% of the purchase price in cash.

                                 CAPITALIZATION

    The following table sets forth the cash and cash equivalents and the capitalization of Cendant at September 30, 2000, pro forma as adjusted to give effect to:

    - planned acquisition of Avis;

    - net proceeds of $528 million from the offering of 40 million shares of CD common stock at a price of $13.20 per share to fund a portion of the purchase price of the planned acquisition of the outstanding shares of Avis that we do not currently own, which we expect to complete in March 2001, and the prospective acquisition of Fairfield, which we expect to complete in April 2001; and

    - net proceeds of approximately $738 million (gross proceeds of $750 million) from the private offering of the notes to repay existing debt ($520 million, including $270 million of Avis debt) and for general corporate purposes ($218 million).

    This table should be read in conjunction with the financial statements and related notes thereto included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, its Current Report on Form 8-K/A dated January 19, 2001 and its pro forma financial information giving effect to the planned acquisition of Avis included in Form 8-K dated November 17, 2000, which are incorporated herein by reference.

                                                               AT SEPTEMBER 30, 2000
                                                              -----------------------
                                                                           PRO FORMA
                                                               ACTUAL     AS ADJUSTED
                                                              ---------   -----------
                                                                   (IN MILLIONS)
Cash and cash equivalents...................................   $ 1,215      $ 1,790
                                                               =======      =======
Long-term debt(1)...........................................   $ 2,074      $ 2,909
                                                               -------      -------
Mandatorily redeemable preferred interest in a subsidiary
  holding debt..............................................     1,681        1,681
                                                               -------      -------
Mandatorily redeemable preferred interest in a subsidiary...       375          375
                                                               -------      -------

Stockholders' equity:
  Preferred stock, $.01 par value - authorized 10 million
    shares; none issued and outstanding.....................        --           --
  CD common stock, $.01 par value - authorized 2 billion
    shares; issued 907,707,500 and 947,707,500 shares.......         9            9
  Move.com common stock, $0.01 par value - authorized 500
    million shares; issued and outstanding 3,742,586 shares;
    notional issued shares with respect to Cendant Group's
    retained interest 22,500,000............................        --           --
  Additional paid-in capital................................     4,571        5,099
  Retained earnings.........................................     1,883        1,883
  Accumulated other comprehensive loss......................      (204)        (204)
  CD treasury stock, at cost, 179,003,833 shares............    (3,569)      (3,569)
                                                               -------      -------
Total stockholders' equity..................................     2,690        3,218
                                                               -------      -------
Total capitalization........................................   $ 6,820      $ 8,183
                                                               =======      =======

------------------------

(1) Long-term debt excludes an aggregate of $2.143 billion of indebtedness of PHH, one of our subsidiaries, which is self sufficient in managing its funding sources to ensure adequate liquidity to finance assets under management. Such assets under management and long-term debt are presented separately in the Company's consolidated balance sheet.

               PRICE RANGE OF CD COMMON STOCK AND DIVIDEND POLICY

    Our CD common stock is listed and traded on the New York Stock Exchange under the symbol "CD." The following table provides, for the calendar quarters indicated, the high and low closing sales prices per share on the New York Stock Exchange for the periods shown below as reported on the New York Stock Exchange Composite Tape.

PERIOD                                     HIGH             LOW
------                                   --------         --------
1999:
First Quarter..........................   $   22 7/16      $   15 5/16
Second Quarter.........................       20 3/4           15 1/2
Third Quarter..........................       22 5/8           17
Fourth Quarter.........................       26 9/16          14 9/16

2000:
First Quarter..........................       24 5/16          16 3/16
Second Quarter.........................       18 3/4           15 1/4
Third Quarter..........................       14 3/4           10 5/8
Fourth Quarter.........................       12 9/16           8 1/2

2001:
First Quarter through February 7.......    13.80            9.625

    We have never paid a cash dividend on our capital stock. We do not anticipate paying cash dividends on our capital stock in the foreseeable future and intend to retain all earnings to finance the operations and expansion of our business and debt reduction. The payment of cash dividends in the future will depend on our earnings, financial condition and capital needs and on other factors deemed relevant by our board of directors at that time. For further information regarding our payment of dividends, see "Summary Comparison of Terms of Existing Common Stock with Terms of CD Stock and Move.com Stock" in our Proxy Statement, dated February 10, 2000, which is incorporated herein by reference.

                                  UNDERWRITING

    Lehman Brothers Inc., as underwriter, has agreed, subject to the terms and conditions of an underwriting agreement, to purchase from us, and we have agreed to sell to the underwriter all of the shares of our CD common stock that are being sold in this offering. The underwriting agreement provides that the obligation of the underwriter to purchase the shares is subject to certain conditions, including the delivery of certain legal opinion by its counsel as well as to other conditions. Subject to the terms and conditons of the underwriting agreement, the underwriter is obligated to purchase all the shares (other than those covered by the option described below) if it purchases any of the shares.

    The underwriter proposes to offer the shares from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. The underwriter has agreed to purchase the shares from us at $13.20 per share, subject to the terms and conditions of the underwriting agreement. In addition, the underwriter does not intend to confirm any sales to any accounts over which it exercises discretionary authority without the prior written approval of the customer.

    We have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 6,000,000 additional shares of our CD common stock at $13.20 per share.

    We and our executive officers and directors have agreed not to do any of the following, whether any transaction described in clause (1), (2) or (3) below is to be settled by delivery of our CD common stock or other securities, in cash or otherwise, in each case without the prior written consent of Lehman
Brothers Inc. for a period of 90 days after the date of this prospectus supplement:

    (1) offer, sell, pledge, or otherwise dispose of, or enter into any transaction or device which is designed or could be expected to, result in the disposition by any person at any time in the future of, any shares of our CD common stock or securities convertible into or exchangeable for our CD common stock or substantially similar securities, other than any of the following:

    - the shares of our CD common stock to be sold under this prospectus supplement;

    - the Notes and the shares of our CD common stock into which the Notes are convertible; and

    - shares of our CD common stock we issue pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date of this prospectus supplement or pursuant to currently outstanding options, warrants or rights; and

    (2) sell or grant options, rights or warrants with respect to any shares of our CD common stock or securities convertible into or exchangeable for our CD common stock or substantially similar securities, other than the grant of options pursuant to option plans existing on the date hereof; and

    (3) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks or ownership of shares of our CD common stock.

    Notwithstanding the above, these lock-up arrangements will not apply to the issuance of shares of our CD common stock in circumstances described above under "Recent Developments--PRIDES Settlement Date," for acquisitions, including the Fairfield acquisition, and in certain other circumstances.

    Our CD common stock is quoted on the New York Stock Exchange under the symbol "CD."

    In connection with the offering, Lehman Brothers Inc. may purchase and sell shares of our CD common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriter's option to purchase additional shares from us in the offering. The underwriter may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through its option. "Naked" short sales are any sales in excess of that option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares of our CD common stock in the open market after the shares were priced that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriter in the open market prior to the completion of the offering.

    Similar to other purchase transactions, the underwriter's purchases to cover short sales may have the effect of raising or maintaining the market price of our CD common stock or preventing or retarding a decline in the market price of our CD common stock. As a result, the price of our CD common stock may be higher than the price that might otherwise exist in the open market.

    Any sale of the shares of CD common stock in Canada will be made only pursuant to an exemption from the prospectus filing requirement and an exemption from the dealer registration requirement (where such an exemption is not available, offers shall be made only by a registered dealer) in the relevant Canadian jurisdiction where any sale is made.

    Purchasers of the shares of CD common stock offered in this prospectus supplement may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase.

    We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make for those liabilities.

    Fidelity Capital Markets, a division of National Financial Services Corporation, is acting as a selling group member of this offering and will be facilitating electronic distribution through the Internet.

    The underwriter and its affiliates from time to time, have provided, and may continue to provide, investment banking, financial advisory and other services to us for which we have paid, and intend to pay, customary fees. In addition, Lehman Brothers Inc. is acting as initial purchaser regarding the purchase of the Notes.

                                 LEGAL MATTERS

    Certain legal matters with respect to the CD common stock will be passed upon for us by Eric J. Bock, Esq., Senior Vice President, Law and Secretary of Cendant, and by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for the underwriter by Simpson Thacher & Bartlett, New York, New York.
Mr. Bock holds shares of CD common stock and options to acquire shares of CD common stock.

                                    EXPERTS

    The consolidated financial statements of Cendant Corporation and our subsidiaries ("Cendant") as of December 31, 1999 and 1998 and for the three years ended December 31, 1999, incorporated in this prospectus supplement by reference from our Current Report on Form 8-K/A dated January 19, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes explanatory paragraphs relating to the change in the method of recognizing revenue and membership solicitation costs as described in Note 1 and the presentation of the individual membership segment as a discontinued operation as described in Notes 1 and 4), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

                                   $4,100,000,000

                              CENDANT CORPORATION

               DEBT SECURITIES, PREFERRED STOCK, CD COMMON STOCK,
          STOCK PURCHASE CONTRACTS, STOCK PURCHASE UNITS AND WARRANTS

                               CENDANT CAPITAL II
                              CENDANT CAPITAL III

           PREFERRED SECURITIES FULLY AND UNCONDITIONALLY GUARANTEED
                             BY CENDANT CORPORATION

    Cendant Corporation (the "Company"), directly or through such agents, dealers or underwriters as may be designated from time to time, may offer, issue and sell, together or separately, its (i) debt securities (the "Debt Securities"), which may be senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"),
(ii) shares of its preferred stock, par value $0.01 per share (the "Preferred Stock"), (iii) shares of its CD common stock, par value $0.01 per share (the "CD Common Stock"), (iv) Stock Purchase Contracts ("Stock Purchase Contracts") to purchase shares of Common Stock, (v) Stock Purchase Units, each representing ownership of a Stock Purchase Contract and Preferred Securities (as defined herein) or debt obligations of third parties, including U.S. Treasury securities, securing the holder's obligation to purchase Common Stock under the Stock Purchase Contracts ("Stock Purchase Units") and (vi) warrants to purchase Debt Securities, Preferred Stock, Common Stock or other securities or rights ("Warrants").

    Cendant Capital II and Cendant Capital III (each, a "Cendant Trust"), statutory business trusts formed under the laws of the State of Delaware, may offer, from time to time, preferred securities, representing preferred undivided beneficial interests in the assets of the respective Cendant Trusts ("Preferred Securities"). The payment of periodic cash distributions ("Distributions") with respect to Preferred Securities out of moneys held by each of the Cendant Trusts, and payments on liquidation, redemption or otherwise with respect to such Preferred Securities, will be guaranteed by the Company to the extent described herein (each, a "Trust Guarantee"). See "Description of Preferred Securities" and "Description of Trust Guarantees." The Company's obligations under the Trust Guarantees will rank junior and subordinate in right of payment to all other liabilities of the Company and on a parity with its obligations under the senior most preferred or preference stock of the Company. See "Description of Trust Guarantees--Status of the Trust Guarantees." Debt Securities may be issued and sold by the Company in one or more series to a Cendant Trust or a trustee of such Cendant Trust in connection with the investment of the proceeds from the offering of Preferred Securities and Common Securities (as defined herein) of such Cendant Trust. The Debt Securities purchased by a Cendant Trust may be subsequently distributed pro rata to holders of Preferred Securities and Common Securities in connection with the dissolution of such Cendant Trust.

    The Debt Securities, Preferred Stock, CD Common Stock, Stock Purchase Contracts, Stock Purchase Units, Warrants and Preferred Securities are herein collectively referred to as the "Securities," with an aggregate public offering price of up to $4,100,000,000 (or its equivalent in foreign currencies or foreign currency units based on the applicable exchange rate at the time of offering) in amounts, at prices and on terms to be determined at the time of sale.

    The form in which the Securities are to be issued, their specific designation, aggregate principal amount or aggregate initial offering price, maturity, if any, rate and times of payment of interest or dividends, if any, redemption, conversion, and sinking fund terms, if any, voting or other rights, if any, exercise price and detachability, if any, and other specific terms will be set forth in a Prospectus Supplement (the "Prospectus Supplement"), together with the terms of offering of such Securities. Any such Prospectus Supplement will also contain information, as applicable, about certain material United States Federal income tax considerations relating to the particular Securities offered thereby.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The Securities may be sold directly by the Company, through agents designated from time to time or to or through underwriters or dealers. The Company reserves the sole right to accept, and together with its agents, from time to time, to reject in whole or in part any proposed purchase of Securities to be made directly or through agents. If any agents or underwriters are involved in the sale of any Securities, the names of such agents or underwriters and any applicable fees, commissions or discounts will be set forth in the applicable Prospectus Supplement. See "Plan of Distribution."

    This Prospectus may not be used to consummate any sale of Securities unless accompanied by a Prospectus Supplement.

                  THE DATE OF THIS PROSPECTUS IS FEBRUARY 8, 2001

    No dealer, salesperson or other individual has been authorized to give any information or make any representations other than those contained in this prospectus or incorporated herein by reference in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent involved in the offering described herein. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those specifically offered hereby or of any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitaiton in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to its date.

                           FORWARD-LOOKING STATEMENTS

    Forward-looking statements in this Prospectus about the Company are subject to known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements include the information concerning future financial performance, business strategy, projected plans and objectives of the Company.

    Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "project", "estimates", "plans", "may increase", "may fluctuate" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical acts. You should understand that the following important factors and assumptions could affect the future results of the Company and could cause actual results to differ materially from those expressed in such forward-looking statements:

    - the effect of economic conditions and interest rate changes on the economy on a national, regional or international basis and the impact thereof on the Company's businesses;

    - the effects of changes in current interest rates, particularly on our real estate franchise and mortgage segments and on our financing costs;

    - the resolution or outcome of the Company's unresolved pending litigation relating to the previously announced accounting irregularities and other related litigation;

    - the ability of the Company to develop and implement operational and financial systems to manage rapidly growing operations and to achieve enhanced earnings or effect cost savings;

    - competition in the Company's existing and potential future lines of business and the financial resources of, and products available to, competitors;

    - the ability of the Company to integrate and operate successfully acquired and merged businesses and risks associated with such businesses, including the acquisition of Fairfield and Avis, the compatibility of the operating systems of the combining companies, and the degree to which existing administrative and back-office functions and costs of the Company and the acquired companies are complementary or redundant;

    - uncertainty relating to the timing and impact of the proposed dispositions of certain businesses within the Move.com Group and Welcome Wagon International, Inc. and the spin-off of the Company's Individual Membership segment;

    - the Company's ability to obtain financing on acceptable terms to finance its growth strategy and for Cendant to operate within the limitations imposed by financing arrangements and rating agencies;

    - competitive and pricing pressures in the vacation ownership and travel industries, including the car rental industry;

    - changes in the vehicle manufacturer repurchase arrangements between vehicle manufacturers and Avis in the event that used vehicle values decrease; and

    - changes in laws and regulations, including changes in accounting standards and privacy policy regulation in our membership and marketing businesses.

    Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond the control of the Company. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by the Company.

                             AVAILABLE INFORMATION

    This Prospectus constitutes a part of a combined Registration Statement on Form S-3 (together with all the amendments and exhibits thereto, the "Registration Statement") filed by the Company and the Cendant Trusts with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, although it does include a summary of the material terms of the Indenture and the Declarations of Trust (each as defined herein). Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company, the Cendant Trusts and the Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission:
Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. The Commission also maintains a website that contains reports, proxy and information statements and other information. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The website address is http://www.sec.gov. In addition, such material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    No separate financial statements of the Cendant Trusts have been included or incorporated by reference herein. The Company does not consider that such financial statements would be material to holders of the Preferred Securities because (i) all of the voting securities of the Cendant Trusts will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) the Cendant Trusts have and will have no independent operations but exist for the sole purpose of issuing securities representing undivided beneficial interests in their assets and investing the proceeds thereof in Subordinated Debt Securities issued by the Company, and (iii) the Company's obligations described herein and in any accompanying Prospectus Supplement, under the Declaration (as defined herein)(including the obligation to pay expenses of the Cendant Trusts), the Subordinated Indenture and any supplemental indentures thereto, the Subordinated Debt Securities issued to the Cendant Trust and the Trust Guarantees taken together, constitute a full and unconditional guarantee by the Company of payments due on the Preferred Securities. See "Description of Preferred Securities of the Cendant Trusts" and "Description of Trust Guarantees."

    The Cendant Trusts are not currently subject to the information reporting requirements of the Exchange Act. The Cendant Trusts will become subject to such requirements upon the effectiveness of the Registration Statement, although they intend to seek and expect to receive exemptions therefrom.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Commission allows the Company to "incorporate by reference" the information filed with it, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that the Company files later with the Commission will automatically update and supersede this information. The Company incorporates by reference the documents listed below and any future filings made with the Commission under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered by this prospectus are sold.

    - Annual Report on Form 10-K for the year ended December 31, 1999, filed on March 1, 2000 (excluding Items 6, 7 and 8);

    - Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, filed on November 14, 2000;

    - Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed on July 28, 2000;

    - Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2000, filed on July 28, 2000;

    - Current Report on Form 8-K dated October 23, 2000;

    - Current Report on Form 8-K dated October 26, 2000;

    - Current Report on Form 8-K dated October 26, 2000, filed on November 3, 2000;

    - Current Report on Form 8-K dated November 17, 2000, filed on November 20, 2000;

    - Current Report on Form 8-K dated January 9, 2001;

    - Current Report on Form 8-K dated January 18, 2001;

    - Current Report on Form 8-K/A dated January 19, 2001 (which includes our restated consolidated financial statements at December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999);

    - Current Report on Form 8-K dated February 7, 2001, filed on February 8, 2001;

    - Current Report on Form 8-K dated February 8, 2001; and

    - The description of the Company's CD Common Stock in the Proxy Statement dated February 10, 2000, filed on March 28, 2000.

    You may request a copy of these filings at no cost, by writing or telephoning the Company at the following:

           Investor Relations
           Cendant Corporation
           9 West 57th Street
           New York, NY 10019
           Telephone: (212) 413-1800

                                  THE COMPANY

    The Company is one of the foremost providers of real estate, travel, direct marketing services and diversified consumer and business services in the world. The Company was created through the merger of HFS into CUC in December 1997 with the resultant corporation being renamed Cendant Corporation. The Company provides the fee-based services formerly provided by each of CUC and HFS, including travel services, real estate services and membership-based consumer services, to customers throughout the world. From a financial reporting standpoint, the Company has separated its business into two groups, Cendant Group, which includes the rest of the Company's businesses and a retained interest in Move.com Group, the online relocation, real estate and home related products and services business.

    The Company operates in four principal divisions: travel related services, real estate related services, direct marketing related services and other consumer and business services. The Company's businesses provide a wide range of complementary consumer and business services, which together represent eight business segments.

    - The travel related service businesses facilitate vacation timeshare exchanges, and franchise car rental and hotel businesses.

    - The real estate related service businesses franchise real estate brokerage businesses, provide home buyers with mortgages, assist in employee relocation and provide consumers with relocation, real estate and home related products and services through our Move.com network of web sites.

    - The direct marketing related service businesses provide an array of value driven products and services.

    - Other consumer and business services include the Company's tax preparation services franchise, information technology services, car parks in the United Kingdom, financial products and other consumer-related services.

    As a franchisor of hotels, residential real estate brokerage offices, car rental operations and tax preparation services, the Company licenses the owners and operators of independent businesses to use its brand names. The Company does not own or operate hotels, real estate brokerage offices, car rental operations or tax preparation offices. Instead, the Company provides its franchisee customers with services designed to increase their revenue and profitability.

                               THE CENDANT TRUSTS

    Each of the Cendant Trusts is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust (each a "Declaration") executed by the Company as sponsor for such trust (the "Sponsor"), and the Cendant Trustees (as defined herein) of such trust and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on February 5, 1998. Each Cendant Trust exists for the exclusive purposes of
(i) issuing and selling the Preferred Securities and common securities representing common undivided beneficial interests in the assets of such Cendant Trust (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities"), (ii) using the gross proceeds from the sale of the Trust Securities to acquire the Debt Securities and (iii) engaging in only those other activities necessary, appropriate, convenient or incidental thereto. All of the Common Securities will be directly or indirectly owned by the Company. The Common Securities will rank on a parity, and payments will be made thereon pro rata, with the Preferred Securities, except that, if an event of default under the Declaration has occurred and is continuing, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the

Preferred Securities. The Company will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to at least 3% of the total capital of each Cendant Trust.

    Unless otherwise specified in the applicable Prospectus Supplement, each Cendant Trust has a term of up to 55 years but may terminate earlier, as provided in the Declaration. Each Cendant Trust's business and affairs will be conducted by the trustees (the "Cendant Trustees") appointed by the Company as the direct or indirect holder of all of the Common Securities. The holder of the Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Cendant Trustees of each Cendant Trust. The duties and obligations of the Cendant Trustees shall be governed by the Declaration of such Cendant Trust. A majority of the Cendant Trustees (the "Regular Trustees") of each Cendant Trust will be persons who are employees or officers of or who are affiliated with the Company. One Cendant Trustee of each Cendant Trust will be a financial institution (the "Institutional Trustee") that is not affiliated with the Company and has a minimum amount of combined capital and surplus of not less than $50,000,000, which shall act as property trustee and as indenture trustee for the purposes of compliance with the provisions of Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), pursuant to the terms set forth in the applicable Prospectus Supplement. In addition, unless the Institutional Trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one Cendant Trustee of each Cendant Trust will be an entity having a principal place of business in, or a natural person resident of, the State of Delaware (the "Delaware Trustee"). The Company will pay all fees and expenses related to the Cendant Trust and the offering of the Trust Securities.

    Unless otherwise specified in the applicable Prospectus Supplement, the Institutional Trustee and Delaware Trustee for each Cendant Trust shall be Wilmington Trust Company, and its address in the State of Delaware is Rodney Square North, 1100 North Mamet Street, Wilmington, Delaware 19890. The principal place of business of each Cendant Trust shall be c/o Cendant Corporation, 6 Sylvan Way, Parsippany, New Jersey 07054, telephone (973) 428-9700.

                                USE OF PROCEEDS

    Unless otherwise set forth in a Prospectus Supplement, the net proceeds from the offering of the Securities will be used for general corporate purposes, which may include acquisitions, repayment of other debt, working capital and capital expenditures. When a particular series of Securities is offered, the Prospectus Supplement relating thereto will set forth the Company's intended use for the net proceeds received from the sale of such Securities. Pending application for specific purposes, the net proceeds may be invested in short-term marketable securities.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

    The table below sets forth the ratio of earnings to fixed charges of the Company and its consolidated subsidiaries for each of the periods indicated:

  NINE MONTHS ENDED
    SEPTEMBER 30,                  FISCAL YEAR ENDED DECEMBER 31,
  -----------------     ----------------------------------------------------
        2000              1999       1998       1997       1996       1995
        ----            --------   --------   --------   --------   --------
    2.83x                 *         1.47x      1.60x      2.95x      2.51x

------------------------

* Earnings were inadequate to cover fixed charges for the year ended December 31, 1999 by $854 million as a result of unusual charges of $2,947 million offset by $967 million net gains on dispositions of businesses.

    The ratio of earnings to fixed charges is computed by dividing (i) income from continuing operations before income taxes, minority interest, extraordinary items and cumulative effect of accounting changes plus fixed charges, less capitalized interest and minority interest by (ii) fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs), minority interest and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).

                       DESCRIPTION OF THE DEBT SECURITIES

    The Debt Securities may be offered from time to time by the Company as Senior Debt Securities and/or as Subordinated Debt Securities. The Senior Debt Securities will be issued under an Indenture, as it may be supplemented from time to time (the "Senior Indenture"), between the Company and The Bank of Nova Scotia Trust Company of New York, as trustee (the "Senior Trustee"). The Subordinated Debt Securities will be issued under an Indenture, as it may be supplemented from time to time (the "Subordinated Indenture"), between the Company and The Bank of Nova Scotia Trust Company of New York, as trustee (the "Subordinated Trustee"). The term "Trustee", as used herein, refers to either the Senior Trustee or the Subordinated Trustee, as appropriate. The forms of the Senior Indenture and the Subordinated Indenture (being sometimes referred to herein collectively as the "Indentures" and individually as an "Indenture") have been filed as exhibits to the Registration Statement. The terms of the Indentures are also governed by certain provisions of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of certain material provisions of the Debt Securities does not purport to be complete and is qualified in its entirety by reference to the Indentures. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Indentures. For a summary of certain definitions used in this section, see "Certain Definitions" below.

GENERAL

    The Indentures will provide for the issuance of Debt Securities in series up to the aggregate amount from time to time authorized by the Company for each series. A Prospectus Supplement will set forth the following terms (to the extent such terms are applicable to such Debt Securities) of and information relating to the Debt Securities in respect of which this Prospectus is delivered: (1) the designation of such Debt Securities; (2) classification as Senior or Subordinated Debt Securities; (3) the aggregate principal amount of such Debt Securities; (4) the percentage of their principal amount at which such Debt Securities will be issued; (5) the date or dates on which such Debt Securities will mature; (6) the rate or rates, if any, per annum, at which such Debt Securities will bear interest, or the method of determination of such rate or rates; (7) the times and places at which such interest, if any, will be payable; (8) provisions for sinking, purchase or other analogous fund, if any;
(9) the date or dates, if any, after which such Debt Securities may be redeemed at the option of the Company or of the holder and the redemption price or prices; (10) the date or the dates, if any, after which such Debt Securities may be converted or exchanged at the option of the holder into or for shares of Common Stock or Preferred Stock of the Company and the terms for any such conversion or exchange; and (11) any other specific terms of the Debt Securities. Principal, premium, if any, and interest, if any, will be payable and the Debt Securities offered hereby will be transferable, at the corporate trust office of the Trustee's agent in the borough of Manhattan, City of New York, provided that payment of interest, if any, may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the Security Register. (Section 301 of each Indenture)

    If a Prospectus Supplement specifies that a series of Debt Securities is denominated in a currency or currency unit other than United States dollars, such Prospectus Supplement shall also specify the denomination in which such Debt Securities will be issued and the coin or currency in which the principal, premium, if any, and interest, if any, on such Debt Securities will be payable, which may be United States dollars based upon the exchange rate for such other currency or currency unit existing on or about the time a payment is due. Special United States federal income tax considerations applicable to any Debt Securities so denominated are also described in the applicable Prospectus Supplement.

    The Debt Securities may be issued in registered or bearer form and, unless otherwise specified in a Prospectus Supplement, in denominations of $1,000 and integral multiples thereof. Debt Securities may be issued in book-entry form, without certificates. Any such issue will be described in the Prospectus Supplement relating to such Debt Securities. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith.

    Debt Securities may be issued under the Indentures as Original Issue Discount Securities to be sold at a substantial discount from their stated principal amount. United States Federal income tax consequences and other considerations applicable thereto will be described in the Prospectus Supplement relating to such Debt Securities.

MERGER, CONSOLIDATION AND SALE OF ASSETS

    The Indentures will provide that the Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless: (1) the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety (A) shall be a corporation, partnership, limited liability company or trust organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and (B) shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the Company's obligation for the due and punctual payment of the principal of (and premium, if any, on) and interest on all the Debt Securities and the performance and observance of every covenant of the Indentures on the part of the Company to be performed or observed; (2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (3) the Company or such Person shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with this "Merger, Consolidation and Sale of Assets" section and that all conditions precedent herein provided for relating to such transaction have been complied with. This paragraph shall apply only to a merger or consolidation in which the Company is not the surviving corporation and to conveyances, leases and transfers by the Company as transferor or lessor. (Section 801 of each Indenture)

    The Indentures will further provide that upon any consolidation by the Company with or merger by the Company into any other corporation or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety to any Person in accordance with the preceding paragraph, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indentures with the same effect as if such successor Person had been named as the Company therein, and in the event of any such conveyance or transfer, the Company (which term shall for this purpose mean Cendant Corporation or any successor Person which shall theretofore become such in the manner described in the preceding paragraph), except in the case of a lease, shall be discharged of all obligations and covenants under the Indentures and the Debt Securities and the coupons and may be dissolved and liquidated. (Section 802 of each Indenture)

EVENTS OF DEFAULT

    The following will be "Events of Default" under the Indentures with respect to Debt Securities of any series:

    (1) default in the payment of any interest on any Debt Securities of that series or any related coupon, when such interest or coupon becomes due and payable, and continuance of such default for a period of 30 days; or

    (2) default in the payment of the principal of (or premium, if any, on) any Debt Securities of that series at its Maturity; or

    (3) default in the deposit of any sinking fund payment when and as due pursuant to the terms of the Debt Securities of that series and Article Twelve of the Indentures; or

    (4) default in the performance, or breach, of any covenant or warranty of the Company in the Indentures (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with elsewhere under this "Events of Default" section), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of all Outstanding Debt Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" thereunder; or

    (5) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or

    (6) the institution by the Company of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due; or

    (7) (A) there shall have occurred one or more defaults by the Company in the payment of the principal of (or premium, if any, on) Debt aggregating
$50 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived, or (B) Debt of the Company aggregating $50 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment), prior to the stated maturity thereof; or

    (8) any other Event of Default provided with respect to Debt Securities of that series.

    If an Event of Default described in clause (1), (2), (3), (4), (7) or
(8) above with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms of that series) of all of the Debt Securities of that series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified portion thereof) shall become immediately due and payable. If an Event of Default described in clause (5) or (6) above occurs and is continuing, then the principal amount of all the Debt Securities shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder, subject, however, to all rights, powers and limitations provided for by the Federal Bankruptcy Code or any other applicable Federal or State Law.

    At any time after a declaration of acceleration with respect to Debt Securities of any series (or of all series, as the case may be) has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as provided in Article Five of the Indentures, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series (or of all series, as the case may be), by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

    (1) the Company has paid or deposited with the Trustee a sum sufficient to pay in the Currency in which the Debt Securities of such series are payable (except as otherwise specified pursuant to Section 301 of the Indentures for the Debt Securities of such series and except, if applicable, as provided in certain provisions of Section 312 of the Indentures):

        (A) all overdue interest on all Outstanding Debt Securities of that series (or of all series, as the case may be) and any related coupons;

        (B) all unpaid principal of (and premium, if any, on) any Outstanding Debt Securities of that series (or of all series, as the case may be) which has become due otherwise than by such declaration of acceleration, and interest on such unpaid principal at the rate or rates prescribed therefor in such Debt Securities;

        (C) to the extent that payment of such interest is lawful, interest on overdue interest at the rate or rates prescribed therefor in such Debt Securities; and

        (D) all sums paid or advanced by the Trustee thereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

    (2) all Events of Default with respect to Debt Securities of that series (or of all series, as the case may be), other than the non-payment of amounts of principal of (or premium, if any, on) or interest on Debt Securities of that series (or of all series, as the case may be) which have become due solely by such declaration of acceleration, have been cured or waived as provided in
Section 513 of the Indentures.

    No such rescission shall affect any subsequent default or impair any right consequent thereon.

    Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the Debt Securities because of an Event of Default specified in clause (7) of the first paragraph of this section shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Debt that is the subject of such Event of Default has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Debt, and written notice of such discharge or rescission, as the case may be, shall have been given to the Trustee by the Company and countersigned by the holders of such Debt or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the Debt Securities, and no other Event of Default has occurred during such 30-day period which has not been cured or waived during such period. (Section 502 of each Indenture)

    Subject to Section 502 of each Indenture, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all the Debt Securities of such series waive any past default described in clause (1), (2), (3), (4), (7), or (8) of the first paragraph of this section (or, in the case of a default described in clause (5) or (6) of the first paragraph of this section, the Holders of not less than a majority in principal amount of all Outstanding Debt Securities may waive any such past default), and its consequences, except a default (i) in respect of the payment of the principal of (or premium, if any, on) or interest on any Debt Security or any related coupon, or (ii) in respect of a covenant or provision which under the Indentures cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected.
(Section 513 of each Indenture)

    Upon any such waiver, any such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Indentures; but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon. (Section 513 of each Indenture)

    No Holder of any Debt Security of any series or any related coupons shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indentures, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless (i) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Debt Securities of that series; (ii) the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series in the case of any Event of Default under clause (1), (2), (3), (4), (7) or (8) of the first paragraph of this section, or, in the case of any Event of Default described in clause (5) or (6) of the first paragraph of this section, the Holders of not less than 25% in principal amount of all Outstanding Debt Securities, shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under each of the Indentures;
(iii) such Holder or Holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request; (iv) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and
(v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority or more in principal amount of the Outstanding Debt Securities of that series in the case of any Event of Default described in clause (1), (2), (3), (4), (7) or (8) of the first paragraph of this section, or, in the case of any Event of Default described in clause (5) or (6) of the first paragraph of this section, by the Holders of a majority or more in principal amount of all Outstanding Debt Securities. (Section 507 of each Indenture)

    During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under either Indenture in good faith. Subject to the provisions of the Indentures relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee under the Indentures is not under any obligation to exercise any of its rights or powers under the Indentures at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, with respect to the Debt Securities of any series, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of such series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indentures.

    Within 90 days after the occurrence of any Default with respect to Debt Securities of any series, the Trustee shall transmit in the manner and to the extent provided in TIA Section 313(c), notice of such Default known to the Trustee, unless such Default shall have been cured or waived; provided, however, that, except in the case of a Default in the payment of the principal of (or premium, if any, on) or interest on any Debt Securities of such series, or in the payment of any sinking fund installment with respect to Debt Securities of such series, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders of Debt Securities of such series and any related coupons; and provided further that, in the case of any Default of the character specified in clause (7) of the first paragraph of this section with respect to Debt Securities of such series, no such notice to Holders shall be given until at least 30 days after the occurrence thereof.

    The Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a brief certificate of the Company's compliance with all of the conditions and covenants under the Indentures.

DEFEASANCE OR COVENANT DEFEASANCE OF THE INDENTURES

    The Indentures will provide that the Company may, at its option and at any time, terminate the obligations of the Company with respect to the Outstanding Debt Securities of any series ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the Outstanding Debt Securities and any related coupons, except for the following which shall survive until otherwise terminated or discharged under the Indentures: (A) the rights of Holders of such Outstanding Debt Securities and any related coupons (i) to receive, solely from the trust fund described in the Indentures, payments in respect of the principal of (and premium, if any, on) and interest on such Debt Securities and any related coupons when such payments are due, and (ii) to receive shares of common stock or other Securities from the Company upon conversion of any convertible Debt Securities issued thereunder, (B) the Company's obligations to issue temporary Debt Securities, register the transfer or exchange of any Debt Securities, replace mutilated, destroyed, lost or stolen Debt Securities, maintain an office or agency for payments in respect of the Debt Securities and, if the Company acts as its own Paying Agent, hold in trust, money to be paid to such Persons entitled to payment, and with respect to Additional Amounts, if any, on such Debt Securities as contemplated in the Indentures, (C) the rights, powers, trusts, duties and immunities of the Trustee under the Indentures and (D) the defeasance provisions of the Indentures. With respect to Subordinated Debt Securities, money and securities held in trust pursuant to the Defeasance and Covenant Defeasance provisions described herein, shall not be subject to the subordination provisions of the Subordinated Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company with respect to certain covenants that are set forth in the Indentures, some of which are described in the "Certain Covenants" section above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Debt Securities ("covenant defeasance"). (Section 1403 of each Indenture)

    In order to exercise either defeasance or covenant defeasance:

    (1) the Company shall irrevocably have deposited or caused to be deposited with the Trustee, in trust, for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of such Debt Securities and any related coupons, (A) money in an amount (in such Currency in which such Debt Securities and any related coupons are then specified as payable at Stated Maturity), or (B) Government Obligations applicable to such Debt Securities (determined on the basis of the Currency in which such Debt Securities are then specified as payable at Stated Maturity) which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment of principal (including any premium) and interest, if any, under such Debt Securities and any related coupons, money in an amount or
(C) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants to pay and discharge (i) the principal of (and premium, if any, on) and interest on the Outstanding Debt Securities and any related coupons on the Stated Maturity (or Redemption Date, if applicable) of such principal (and premium, if any) or installment or interest and (ii) any mandatory sinking fund payments or analogous payments applicable to the Outstanding Debt Securities and any related coupons on the day on which such payments are due and payable in accordance with the terms of the Indentures and of such Debt Securities and any related coupons; provided that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such Government Obligations to said payments with respect to such Debt Securities and any related coupons. Before such a deposit, the Company may give to the Trustee, in accordance with certain redemption provisions in the Indentures, a notice of its election to redeem all or any portion of such Outstanding Debt Securities at a future date in accordance with the terms of the Debt Securities of such series and the redemption provisions of the Indentures, which notice shall be irrevocable. Such irrevocable redemption notice, if given, shall be given effect in applying the foregoing; and

    (2) no Default or Event of Default with respect to the Debt Securities and any related coupons shall have occurred and be continuing on the date of such deposit or, insofar as the Event of Default described in clauses (5) and (6) of the Events of Default section above are concerned, at any time during the period ending on the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period); (3) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Indentures or any other material agreement or instrument to which the Company is a party or by which it is bound; (4) in the case of a defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (x) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or
(y) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the Holders of the Outstanding Debt Securities and any related coupons will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (5) in the case of a covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Outstanding Debt Securities and any related coupons will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (6) notwithstanding any other provisions of the defeasance and covenant defeasance provisions of the Indentures, such defeasance or covenant defeasance shall be effected in compliance with any additional or substitute terms, conditions or limitations in connection therewith pursuant to
Section 301 of the Indentures; and (7) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent under the Indentures to either defeasance or covenant defeasance, as the case may be, have been complied with. (Section 1404 of each Indenture)

SATISFACTION AND DISCHARGE

    The Indentures shall upon Company Request cease to be of further effect with respect to any series of Debt Securities (except as to any surviving rights of registration of transfer or exchange of Debt Securities of such series herein expressly provided for and the obligation of the Company to pay any Additional Amounts as contemplated by Section 1005 of each Indenture) and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of such Indenture as to such series when (1) either
(A) all Debt Securities of such series theretofore authenticated and delivered and all coupons, if any, appertaining thereto (other than (i) coupons appertaining to Bearer Securities surrendered for exchange for Registered Securities and maturing after such exchange, whose surrender is not required or has been waived as provided in Section 305 of the Indentures, (ii) Debt Securities and coupons of such series which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 306 of the Indentures, (iii) coupons appertaining to Debt Securities called for redemption and maturing after the relevant Redemption Date, whose surrender has been waived as provided in Section 1106 of the Indentures, and (iv) Debt Securities and coupons of such series for whose payment money has theretofore been deposited in trust with the Trustee or any Paying Agent or segregated and held in trust by the Company and thereafter repaid to the Company, as provided in Section 1003 of the Indentures) have been delivered to the Trustee for cancellation; or (B) all Debt Securities of such series and, in the case of (i) or (ii) below, any coupons appertaining thereto not theretofore delivered to the Trustee for cancellation (i) have become due and payable, or (ii) will become due and payable at their Stated Maturity within one year, or (iii) if redeemable at the option of the Company, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in the case of (i), (ii) or (iii) above, has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount, in the Currency in which the Debt Securities of such series are payable, sufficient to pay and discharge the entire indebtedness on such Debt Securities not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest to the date of such deposit (in the case of Debt Securities which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be; (2) the Company has paid or caused to be paid all other sums payable hereunder by the Company; and (3) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of the Indentures as to such series have been complied with. (Section 401 of each Indenture)

AMENDMENTS AND WAIVERS

    The Indentures will provide that at any time and from time to time, the Company and the Trustee may, without the consent of any holder of Debt Securities, enter into one or more indentures supplemental thereto for certain specified purposes, including, among other things, (i) to cure ambiguities, defects or inconsistencies, or to make any other provisions with respect to questions or matters arising under the Indentures (provided that such action shall not adversely affect the interests of the Holders in any material respect), (ii) to effect or maintain the qualification of the Indentures under the Trust Indenture Act, or (iii) to evidence the succession of another person to the Company and the assumption by any such successor of the obligations of the Company in accordance with the Indentures and the Debt Securities.
(Section 901 of each Indenture). Other amendments and modifications of the Indentures or the Debt Securities may be made by the Company and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of all of the then Outstanding Debt Securities of any Series; provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding Debt Security affected thereby, (1) change the Stated Maturity of the principal of, or any installment of interest on, any Debt Security or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change any obligation of the Company to pay Additional Amounts contemplated by Section 1005 of each Indenture (except as contemplated and permitted by certain provisions of the Indentures), or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to
Section 502 of the Indentures of the amount thereof provable in bankruptcy pursuant to Section 504 of the Indentures, or adversely affect any right of repayment at the option of any Holder of any Debt Security, or change any Place of Payment where, or the Currency in which, any Debt Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption or repayment at the option of the Holder, on or after the Redemption Date or Repayment Date, as the case may be), or adversely affect any right to convert or manage any Debt Securities as may be provided pursuant to
Section 301 of the Indentures, or (2) reduce the percent in principal amount of the Outstanding Debt Securities of any series, the consent of whose Holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the Indentures or certain defaults thereunder and their consequences provided for in the Indentures, or reduce the requirements for quorum or voting.

GOVERNING LAW

    The Indentures and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York. The Indentures are subject to the provisions of the Trust Indenture Act that are required to be a part thereof and shall, to the extent applicable, be governed by such provisions.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the Indentures.

    "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Capital Stock" means any and all shares, interests, participations, rights or equivalents (however designated) of corporate stock of the Company or any Principal Subsidiary.

    "Company Request" or "Company Order" means a written request or order signed in the name of the Company by its Chairman, its President, any Vice President, its Treasurer or an Assistant Treasurer, and delivered to the Trustee.

    "Debt" means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "Fair Market Value" means the fair market value of the item in question as determined by the Board of Directors acting in good faith and in exercise of its fiduciary duties.

    "Holder" means a Person in whose name a Debt Security is registered in the Security Register.

    "Interest Payment Date" means the Stated Maturity of an installment of interest on the Debt Securities.

    "Issue Date" means the date of first issuance of the Debt Securities under either Indenture.

    "Maturity", when used with respect to any Debt Securities, means the date on which the principal of such Debt Security or an installment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, notice of redemption, notice of option to elect repayment or otherwise.

    "Officers' Certificate" means a certificate signed by the Chairman, the President or a Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company, and delivered to the Trustee.

    "Opinion of Counsel" means a written opinion of counsel, who may be counsel for the Company, including an employee of the Company, and who shall be acceptable to the Trustee.

    "Original Issue Discount Security" means any Debt Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 502 of the Indentures.

    "Outstanding", when used with respect to Debt Securities, means, as of the date of determination, all Debt Securities theretofore authenticated and delivered under the Indentures, except:

    (i) Debt Securities theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

    (ii) Debt Securities, or portions thereof, for whose payment, money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such Debt Securities;

    (iii) Debt Securities, except to the extent provided in the "Defeasance or Covenant Defeasance of the Indentures" section, with respect to which the Company has effected defeasance and/or covenant defeasance as provided in the Indenture; and

    (iv) Mutilated, destroyed, lost or stolen Debt Securities which have become or are about to become due and payable which have been paid pursuant to
Section 306 of the Indentures or in exchange for or in lieu of which other Debt Securities have been authenticated and delivered pursuant to the Indenture, other than any such Debt Securities in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Debt Securities are held by a bona fide purchaser in whose hands the Debt Securities are valid obligations of the Company; provided, however, that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indentures, and for the purpose of making the calculations required by TIA Section 313, Debt Securities owned by the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in making such calculation or in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Debt Securities which the Trustee knows to be so owned shall be so disregarded. Debt Securities so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to such Debt Securities and that the pledgee is not the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or such other obligor.

    "Paying Agent" means any Person (including the Company acting as Paying Agent) authorized by the Company to pay the principal of (and premium, if any,
on) or interest on any Debt Securities on behalf of the Company.

    "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "Responsible Officer", when used with respect to the Trustee, means the chairman or any vice-chairman of the board of directors, the chairman or any vice-chairman of the executive committee of the board of directors, the chairman of the trust committee, the president, any vice president, the secretary, any assistant secretary, the treasurer, any assistant treasurer, the cashier, any assistant cashier, any trust officer or assistant trust officer, the controller or any assistant controller or any other officer of the Trustee customarily performing functions similar to those performed by any of the above-designated officers, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

    "Rolling Period" shall mean with respect to any fiscal quarter, such fiscal quarter and the three immediately preceding fiscal quarters considered as a single accounting period.

    "Security Register" and "Security Registrar" have the respective meanings specified in Section 305 of the Indenture.

    "Stated Maturity", when used with respect to any Debt Security or any installment of principal thereof or interest thereon, means the date specified in such Debt Security as the fixed date on which the principal of such Debt Security or such installment of principal or interest is due and payable.

    "Subsidiary" means any corporation of which at the time of determination the Company, directly and/or indirectly through one or more Subsidiaries, owns more than 50% of the Voting Stock.

    "Trust Indenture Act" or "TIA" means the Trust Indenture Act of 1939 as in force at the date as of which the Indentures were executed, except that any supplemental indenture executed pursuant to the Indentures shall conform to the requirements of the Trust Indenture Act as in effect on the date of execution thereof.

    "Trustee" means The Bank of Nova Scotia Trust Company of New York until a successor Trustee shall have become such pursuant to the applicable provisions of the Indentures, and thereafter "Trustee" shall mean such successor Trustee.

    "Vice President", when used with respect to the Company or the Trustee, means any vice president, whether or not designated by a number or a word or words added before or after the title "vice president".

    "Voting Stock" means stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

                      GENERAL DESCRIPTION OF CAPITAL STOCK

    The following description of the Company's capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the more complete descriptions thereof set forth in the Company's Amended and Restated Certificate of Incorporation (the "Certificate"), and Amended and Restated By-laws (the "By-laws") which documents are exhibits to this Registration Statement.

    The Company is authorized to issue up to 2,000,000,000 shares of CD Common Stock, par value $.01 per share, and up to 10,000,000 shares of Preferred Stock, par value $1.00 per share. As of December 31, 2000, there were 735,706,486 shares of CD Common Stock and no shares of Preferred Stock outstanding.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

    The following summary contains a description of certain general terms of the Company's Preferred Stock. The particular terms of any series of Preferred Stock that may be offered will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The summary of terms of the Preferred Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of the Certificate and the Certificate of Designation (the "Certificate of Designation") relating to a particular series of offered Preferred Stock which is or will be in the form filed or incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Preferred Stock.

    The Board of Directors of the Company has the power, without further action by the shareholders, to issue Preferred Stock in one or more series, with such designations of series, dividend rates, redemption provisions, special or relative rights in the event of liquidation, dissolution, distribution or winding up of the Company, sinking fund provisions, conversion or exchange provisions, voting rights thereof and other preferences, privileges, powers, rights, qualifications, limitations and restrictions, as shall be set forth as and when established by the Board of Directors of the Company. The shares of any series of Preferred Stock will be, when issued, fully paid and non-assessable and holders thereof will have no preemptive rights in connection therewith.

RANK

    Unless otherwise specified in the Prospectus Supplement relating to a particular series of Preferred Stock, each series of Preferred Stock will rank on parity as to dividends and liquidation rights in all respects with each other series of Preferred Stock.

DIVIDEND RIGHTS

    Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of Preferred Stock. Different series of the Preferred Stock may be entitled to dividends at different rates or based upon different methods of determination. Such rates may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates as will be fixed by the Board of Directors of the Company or a duly authorized committee thereof. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the Prospectus Supplement relating thereto.

RIGHTS UPON LIQUIDATION

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock will be entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to such series of the Preferred Stock upon liquidation, liquidating distributions in the amount set forth in the Prospectus Supplement relating to such series of Preferred Stock plus an amount equal to accrued and unpaid dividends for the then current dividend period and, if such series of the Preferred Stock is cumulative, for all dividend periods prior thereto, all as set forth in the Prospectus Supplement with respect to such series of Preferred Stock.

REDEMPTION

    The terms, if any, on which shares of a series of Preferred Stock may be subject to optional or mandatory redemption, in whole or in part, will be set forth in the Prospectus Supplement relating to such series.

CONVERSION AND EXCHANGE

    The terms, if any, on which shares of a series of Preferred Stock are convertible into another series of Preferred Stock or Common Stock or exchangeable for another series of Preferred Stock or Common Stock will be set forth in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion, either mandatory, at the option of the holder, or at the option of the Company, in which case the number of shares of another series of Preferred Stock or Common Stock to be received by the holders of such series of Preferred Stock would be calculated as of a time and in the manner stated in such Prospectus Supplement.

TRANSFER AGENT AND REGISTRAR

    The transfer agent, registrar and dividend disbursement agent for each series of Preferred Stock will be designated in the applicable Prospectus Supplement. The registrar for shares of each series of Preferred Stock will send notices to shareholders of any meetings at which holders of the Preferred Stock have the right to elect directors of the Company or to vote on any other matter.

VOTING RIGHTS

    The holders of Preferred Stock of a series offered hereby will not be entitled to vote except as indicated in the Prospectus Supplement relating to such series of Preferred Stock or as required by applicable law.

                         DESCRIPTION OF CD COMMON STOCK

GENERAL

    In March 2000, the Company's outstanding Common Stock was reclassified as CD Common Stock, and the Company created a series of Common Stock designated as Move.com Common Stock. The Move.com Common Stock was designed to track the value of the Company's Move.com Group, and the CD Common Stock represents the Company's interests in the remainder of the Company's business and the Company's interest in Move.com Group. For a description of the terms of the Company's CD Common Stock, see "Summary Comparison of Terms of Existing Common Stock with Terms of CD Stock and Move.com Stock" in the Proxy Statement dated February 10, 2000, which is incorporated by reference herein.

    Subject to the rights of the holders of any shares of the Company's Preferred Stock which may at the time be outstanding, holders of CD Common Stock are entitled to such dividends as the Board of Directors may declare out of funds legally available therefor. The holders of CD Common Stock will possess exclusive voting rights in the Company, except to the extent the Board of Directors specifies voting power with respect to any Preferred Stock issued. Except as hereinafter described, holders of CD Common Stock are entitled to one vote for each share of CD Common Stock, but will not have any right to cumulate votes in the election of directors. In the event of liquidation, dissolution or winding up of the Company, the holders of CD Common Stock are entitled to receive, after payment of all of the Company's debts and liabilities and of all sums to which holders of any Preferred Stock may be entitled, the distribution of any remaining assets of the Company. Holders of the CD Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. Any shares of CD Common Stock sold hereunder will be fully paid and non-assessable upon issuance against full payment of the purchase price therefor. The CD Common Stock is listed on the New York Stock Exchange under the symbol "CD."

CERTAIN PROVISIONS

    The provisions of the Company's Certificate and By-Laws which are summarized below may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

CLASSIFIED BOARD

    The Board of Directors is divided into three classes that are elected for staggered three-year terms. A director may be removed by the stockholders without cause only by the affirmative vote of the holders, voting as a single class, of 80% or more of the total number of votes entitled to be cast by all holders of the voting stock, which shall include all capital stock of the Company which by its terms may vote on all matters submitted to stockholders of the Company generally.

COMMITTEES OF THE BOARD OF DIRECTORS

    Pursuant to the Certificate, the Board of Directors' authority to designate committees shall be subject to the provisions of the By-Laws. The Board of Directors may designate one or more directors as alternate members of any committee to fill any vacancy on the committee and to fill a vacant chairmanship of a committee occurring as a result of a member of chairman leaving the committee, whether through death, resignation, removal or otherwise. Pursuant to the By-Laws, the Board of Directors shall have the following committees:

    EXECUTIVE COMMITTEE. An Executive Committee that shall consist of not less than three directors elected by a majority vote of the Board of Directors.

    COMPENSATION COMMITTEE. A Compensation Committee consisting of not less than three directors elected by a majority vote of the Board of Directors.

    AUDIT COMMITTEE. An Audit Committee consisting of not less than four directors elected by a majority vote of the Board of Directors.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

    Newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Directors elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

SPECIAL MEETINGS OF STOCKHOLDERS

    A special meeting of stockholders may be called only by the Chairman of the Board of Directors, the President or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

QUORUM AT STOCKHOLDER MEETINGS

    The holders of one-third of the shares entitled to vote at any meeting of the stockholders, present in person or by proxy, shall constitute a quorum at all stockholder meetings.

STOCKHOLDER ACTION BY WRITTEN CONSENT

    Stockholder action by written consent in lieu of a meeting is prohibited under the Certificate. As a result, stockholder action can be taken only at an annual or special meeting of stockholders. This prevents the holders of a majority of the outstanding voting stock of the Company from using the written consent procedure to take stockholder action without giving all the stockholders of the Company entitled to vote on a proposed action the opportunity to participate in determining the proposed action.

ADVANCE NOTICE OF STOCKHOLDER--PROPOSED BUSINESS AT ANNUAL MEETINGS

    The By-Laws provide that for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting, (ii) the name and address, as they appear on the Company's books, of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and
(iv) any material interest of the stockholder in such business.

    In addition, the By-Laws provide that for a stockholder to properly nominate a director at a meeting of stockholders, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company (i) in the case of an annual meeting, at least 90 days prior to the date of the last annual meeting of the Company stockholders and (ii) with respect to a special meeting of stockholders, the close of business on the 10th day following the date on which notice of such meeting is first given to stockholders. Such stockholder's notice to the Secretary must set forth: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated,
(ii) a representation that the stockholder is holder of record of Common Stock and intends to appear in person or by proxy at the meeting to nominate each such nominee, (iii) a description of all arrangements between such stockholder and each nominee, (iv) such other information with respect to each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission, and (v) the consent of each nominee to serve as director of the Company if so elected.

FAIR PRICE PROVISIONS

    Under the Delaware General Corporation Law and the Certificate, an agreement of merger, sale, lease or exchange of all or substantially all of the Company's assets must be approved by the Board of Directors and adopted by the holders of a majority of the outstanding shares of stock entitled to vote thereon. However, the Certificate includes what generally is referred to as a "fair price provision," which requires the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of the Company's directors, voting together as a single class, to approve certain business combination transactions (including certain mergers, recapitalization and the issuance or transfer of securities of the Company or a subsidiary having an aggregate fair market value of $10 million or more) involving the Company or a subsidiary and an owner or any affiliate of an owner of 5% or more of the outstanding shares of capital stock entitled to vote, unless either (i) such business combination is approved by a majority of disinterested directors, or (ii) the shareholders receive a "fair price" for their securities and certain other procedural requirements are met. The Certificate provides that this provision may not be repealed or amended in any respect except by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors.

                            DESCRIPTION OF WARRANTS

GENERAL

    The Company may issue Warrants to purchase Debt Securities, Preferred Stock, Common Stock or any combination thereof, and such Warrants may be issued independently or together with any such Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between the Company and a warrant agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of each such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

    The applicable Prospectus Supplement will describe the terms of any Warrants in respect of which this Prospectus is being delivered, including the following:
(i) the title of such Warrants; (ii) the aggregate number of such Warrants;
(iii) the price or prices at which such Warrants will be issued; (iv) the currency or currencies, including composite currencies, in which the price of such Warrants may be payable; (v) the designation and terms of the Securities (other than Preferred Securities and Common Securities) purchasable upon exercise of such Warrants; (vi) the price at which and the currency or currencies, including composite currencies, in which the Securities (other than Preferred Securities and Common Securities) purchasable upon exercise of such Warrants may be purchased; (vii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire;
(viii) whether such Warrants will be issued in registered form or bearer form;
(ix) if applicable, the minimum or maximum amount of such Warrants which may be exercised at any one time; (x) if applicable, the designation and terms of the Securities (other than Preferred Securities and Common Securities) with which such Warrants are issued and the number of such Warrants issued with each such Security; (xi) if applicable, the date on and after which such Warrants and the related Securities (other than Preferred Securities and Common Securities) will be separately transferable; (xii) information with respect to book-entry procedures, if any; (xiii) if applicable, a discussion of certain United States Federal income tax considerations; and (xiv) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

           DESCRIPTION OF PREFERRED SECURITIES OF THE CENDANT TRUSTS

GENERAL

    Each Cendant Trust may issue, from time to time, only one series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of each Cendant Trust authorizes the Regular Trustees of such Cendant Trust to issue on behalf of such Cendant Trust one series of Preferred Securities. Each Declaration will be qualified as an indenture under the Trust Indenture Act. The Institutional Trustee, an independent trustee, will act as indenture trustee for the Preferred Securities for purposes of compliance with the provisions of the Trust Indenture Act. The Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be established by the Regular Trustees in accordance with the applicable Declaration or as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act. Reference is made to any Prospectus Supplement relating to the Preferred Securities of a Cendant Trust for specific terms of the Preferred Securities, including, to the extent applicable, (i) the distinctive designation of such Preferred Securities, (ii) the number of Preferred Securities issued by such Cendant Trust, (iii) the annual distribution rate (or method of determining such rate) for Preferred Securities issued by such Cendant Trust and the date or dates upon which such distributions shall be payable (provided, however, that distributions on such Preferred Securities shall, subject to any deferral provisions, and any provisions for payment of defaulted distributions, be payable on a quarterly basis to holders of such Preferred Securities as of a record date in each quarter during which such Preferred Securities are outstanding), (iv) any right of such Cendant Trust to defer quarterly distributions on the Preferred Securities as a result of an interest deferral right exercised by the Company on the Subordinated Debt Securities held by such Cendant Trust; (v) whether distributions on Preferred Securities shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Preferred Securities shall be cumulative,
(vi) the amount or amounts which shall be paid out of the assets of such Cendant Trust to the holders of Preferred Securities upon voluntary or involuntary dissolution, winding-up or termination of such Cendant Trust, (vii) the obligation or option, if any, of such Cendant Trust to purchase or redeem Preferred Securities and the price or prices at which, the period or periods within which and the terms and conditions upon which Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation or option with such redemption price to be specified in the applicable Prospectus Supplement, (viii) the voting rights, if any, of Preferred Securities in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities as a condition to specified action or amendments to the Declaration,
(ix) the terms and conditions, if any, upon which Subordinated Debt Securities held by such Cendant Trust may be distributed to holders of Preferred Securities, and (x) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities consistent with the Declaration or with applicable law. All Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of Trust Guarantees." The Trust Guarantee issued to each Cendant Trust, when taken together with the Company's back-up undertakings, consisting of its obligations under each Declaration (including the obligation to pay expenses of each Cendant Trust), the applicable Indenture and any applicable supplemental indentures thereto and the Subordinated Debt Securities issued to any Cendant Trust will provide a full and unconditional guarantee by the Company of amounts due on the Preferred Securities issued by each Cendant Trust. The payment terms of the Preferred Securities will be the same as the Subordinated Debt Securities issued to the applicable Cendant Trust by the Company.

    Each Declaration authorizes the Regular Trustees to issue on behalf of the applicable Trust one series of Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be established by the Regular Trustees in accordance with the

Declaration or as shall otherwise be set forth therein. The terms of the Common Securities issued by each Cendant Trust will be substantially identical to the terms of the Preferred Securities issued by such Cendant Trust, and the Common Securities will rank on a parity, and payments will be made thereon pro rata, with the Preferred Securities except that, if an event of default under such Declaration has occurred and is continuing, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Common Securities will also carry the right to vote and to appoint, remove or replace any of the Cendant Trustees of such Cendant Trust. All of the Common Securities of each Cendant Trust will be directly or indirectly owned by the Company.

    The financial statements of any Cendant Trust that issues Preferred Securities will be reflected in the Company's consolidated financial statements with the Preferred Securities shown as Company-obligated mandatorily-redeemable preferred securities of a subsidiary trust under minority interest in consolidated subsidiaries. In a footnote to the Company's audited financial statements there will be included statements that the applicable Cendant Trust is wholly-owned by the Company and that the sole asset of such Cendant Trust is the Subordinated Debt Securities (indicating the principal amount, interest rate and maturity date thereof).

                        DESCRIPTION OF TRUST GUARANTEES

    Set forth below is a summary of information concerning the Trust Guarantees that will be executed and delivered by the Company for the benefit of the holders, from time to time, of Preferred Securities. Each Trust Guarantee will be qualified as an indenture under the Trust Indenture Act. Unless otherwise specified in the applicable Prospectus Supplement, Wilmington Trust Company will act as independent indenture trustee for Trust Indenture Act purposes under each Trust Guarantee (the "Preferred Securities Guarantee Trustee"). The terms of each Trust Guarantee will be those set forth in such Trust Guarantee and those made part of such Trust Guarantee by the Trust Indenture Act. The following summary does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of the form of Trust Guarantee, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, and the Trust Indenture Act. Each Trust Guarantee will be held by the Preferred Securities Guarantee Trustee for the benefit of the holders of the Preferred Securities of the applicable Cendant Trust.

GENERAL

    Unless otherwise specified in the applicable Prospectus Supplement, pursuant to each Trust Guarantee, the Company will agree, to the extent set forth therein, to pay in full to the holders of the Preferred Securities, the Guarantee Payments (as defined below) (except to the extent paid by such Cendant Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such Cendant Trust may have or assert. The following payments or distributions with respect to the Preferred Securities (the "Guarantee Payments"), to the extent not paid by such Cendant Trust, will be subject to the Trust Guarantee (without duplication): (i) any accrued and unpaid distributions that are required to be paid on such Preferred Securities, to the extent such Cendant Trust shall have funds available therefor, (ii) the redemption price, including all accrued and unpaid distributions to the date of redemption (the "Redemption Price"), to the extent such Cendant Trust has funds available therefor, with respect to any Preferred Securities called for redemption by such Cendant Trust and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of such Cendant Trust (other than in connection with such distribution of Debt Securities to the holders of Preferred Securities or the redemption of all of the Preferred Securities upon maturity or redemption of the Subordinated Debt Securities) the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Preferred Securities to the date of payment, to the extent such Cendant Trust has funds available therefor or (b) the amount of assets of such Cendant Trust remaining for distribution to holders of such Preferred Securities in liquidation of such Cendant Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing the applicable Cendant Trust to pay such amounts to such holders.

    Each Trust Guarantee will not apply to any payment of distributions except to the extent the applicable Cendant Trust shall have funds available therefor. If the Company does not make interest or principal payments on the Subordinated Debt Securities purchased by such Cendant Trust, such Cendant Trust will not pay distributions on the Preferred Securities issued by such Cendant Trust and will not have funds available therefore.

    The Company has also agreed to guarantee the obligations of each Cendant Trust with respect to the Common Securities (the "Common Guarantee") issued by such Cendant Trust to the same extent as the Trust Guarantee, except that, if an Event of Default under the Subordinated Indenture has occurred and is continuing, holders of Preferred Securities under the Trust Guarantee shall have priority over holders of the Common Securities under the Common Guarantee with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

    Unless otherwise specified in the applicable Prospectus Supplement, in each Trust Guarantee, the Company will covenant that, so long as any Preferred Securities issued by the applicable Cendant Trust remain outstanding, if there shall have occurred any event of default under such Trust Guarantee or under the Declaration of such Cendant Trust, then (a) the Company will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of capital stock of the Company in connection with the satisfaction by the Company of its obligations under any employee or agent benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security outstanding on the date of such event requiring the Company to purchase capital stock of the Company, (ii) as a result of a reclassification of the Company's capital stock (other than into cash or other property) or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iv) dividends or distributions in capital stock of the Company (or rights to acquire capital stock) or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock or (v) redemptions or repurchases of any rights outstanding under a shareholder rights plan); (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank junior to the Subordinated Debt Securities issued to the applicable Cendant Trust and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than pursuant to a Trust Guarantee).

MODIFICATION OF THE TRUST GUARANTEES; ASSIGNMENT

    Except with respect to any changes that do not adversely affect the rights of holders of Preferred Securities (in which case no consent of such holders will be required), each Trust Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Preferred Securities of such Cendant Trust. The manner of obtaining any such approval of holders of such Preferred Securities will be set forth in accompanying Prospectus Supplement. All guarantees and agreements contained in a Trust Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities of the applicable Cendant Trust then outstanding.

EVENTS OF DEFAULT

    An event of default under a Trust Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of a majority in liquidation amount of the Preferred Securities to which such Trust Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Securities Guarantee Trustee in respect of such Trust Guarantee or to direct the exercise of any trust or power conferred upon the Preferred Securities Guarantee Trustee under such Trust Guarantee.

    If the Preferred Securities Guarantee Trustee fails to enforce such Trust Guarantee, any record holder of Preferred Securities to which such Trust Guarantee relates may institute a legal proceeding directly against the Company to enforce the Preferred Securities Guarantee Trustee's rights under such Trust Guarantee without first instituting a legal proceeding against the applicable Cendant Trust, the Preferred Securities Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if the Company has failed to make a Guarantee Payment under a Trust Guarantee, a record holder of Preferred Securities to which such Trust Guarantee relates may directly institute a proceeding against the Company for enforcement of such Trust Guarantee for such payment to the record holder of the Preferred Securities to which such Trust Guarantee relates of the principal of or interest on the applicable Debt Securities on or after the respective due dates specified in the Debt Securities, and the amount of the payment will be based on the holder's pro rata share of the amount due and owing on all of the Preferred Securities to which such Trust Guarantee relates. The Company has waived any right or remedy to require that any action be brought first against the applicable Cendant Trust or any other person or entity before proceeding directly against the Company. The record holder in the case of the issuance of one or more global Preferred Securities certificates will be The Depository Trust Company acting at the direction of the beneficial owners of the Preferred Securities.

    The Company will be required to provide annually to the Preferred Securities Guarantee Trustee a statement as to the performance by the Company of certain of its obligations under each outstanding Trust Guarantee and as to any default in such performance.

INFORMATION CONCERNING THE PREFERRED SECURITIES GUARANTEE TRUSTEE

    The Preferred Securities Guarantee Trustee, prior to the occurrence of a default to a Trust Guarantee, undertakes to perform only such duties as are specifically set forth in such Trust Guarantee and, after default with respect to such Trust Guarantee, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Preferred Securities Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Trust Guarantee at the request of any holder of Preferred Securities to which such Trust Guarantee relates unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION

    Each Trust Guarantee will terminate as to the Preferred Securities issued by the applicable Cendant Trust upon full payment of the Redemption Price of all Preferred Securities of such Cendant Trust, upon distribution of the Debt Securities held by such Cendant Trust to the holders of all of the Preferred Securities of such Cendant Trust or upon full payment of the amounts payable in accordance with the Declaration of such Cendant Trust upon liquidation of such Cendant Trust. Each Trust Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities issued by the applicable Cendant Trust must restore payment of any sums paid under such Preferred Securities or such Trust Guarantee.

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STATUS OF THE TRUST GUARANTEES

    The Trust Guarantees will constitute senior unsecured obligations of the Company and will rank on a parity with all of the Company's other senior unsecured obligations.

    Each Trust Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under such Trust Guarantee without instituting a legal proceeding against any other person or entity).

GOVERNING LAW

    The Trust Guarantees will be governed by and construed in accordance with the law of the State of New York.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

    The Company may issue Stock Purchase Contracts, including contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock or Preferred Stock at a future date or dates. The consideration per share of Common Stock or Preferred Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units ("Stock Purchase Units") consisting of a Stock Purchase Contract and Debt Securities, Preferred Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock or Preferred Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

    The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the Prospectus Supplement will not necessarily be complete, and reference will be made to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities and the Cendant Trusts may sell Preferred Securities being offered hereby in any of, or any combination of, the following ways: (i) directly to purchasers; (ii) through agents; (iii) through underwriters; and/or (iv) through dealers.

    Offers to purchase Securities may be solicited directly by the Company and/or a Cendant Trust or by agents designated by the Company and/or a Cendant Trust from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of Securities, will be named, and any commissions payable by the Company and/or a Cendant Trust to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in a Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less).

    If an underwriter or underwriters are utilized in the offer or sale of Securities, the Company and/or the applicable Cendant Trust will execute an underwriting agreement with such underwriters at the time of sale of such Securities to such underwriters and the names of such underwriters and the principal terms of the Company's and/or the applicable Cendant Trust's agreement with such underwriters will be set forth in the appropriate Prospectus Supplement.

                                       29
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    If a dealer is utilized in the offer or sale of Securities, the Company and/or the applicable Cendant Trust will sell such Securities to such dealer, as principal. Such dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of such dealer and the principal terms of the Company's and/or the applicable Cendant Trust's agreement with such dealer will be set forth in the appropriate Prospectus Supplement.

    Agents, underwriters, and dealers may be entitled under agreements with the Company and/or a Cendant Trust to indemnification by the Company and/or a Cendant Trust against certain liabilities, including liabilities under the Securities Act. Agents, dealers and underwriters may also be customers of, engage in transactions with, or perform services for the Company in the ordinary course of their business.

    Underwriters, agents or their controlling persons may engage in transactions with and perform services for the Company in the ordinary course of business.

    The place and time of delivery for Securities will be set forth in the accompanying Prospectus Supplement for such Securities.

                                 LEGAL OPINIONS

    Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of the Cendant Trusts by Skadden, Arps, Slate, Meagher & Flom LLP. The validity of the Securities offered hereby by the Company will be passed on for the Company by Eric J. Bock, Esq., Senior Vice President, Law and Secretary, of the Company. Mr. Bock holds shares of CD Common Stock and options to acquire shares of CD Common Stock.

                                    EXPERTS

    The consolidated financial statements of Cendant Corporation and its subsidiaries ("Cendant") as of December 31, 1999 and 1998 and for the three years ended December 31, 1999, incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K/A dated January 19, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes explanatory paragraphs relating to the change in the method of recognizing revenue and membership solicitation costs as described in Note 1 and the presentation of the individual membership segment as a discontinued operation as described in Notes 1 and 4), which is incorporated herein by reference, and have been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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                               40,000,000 SHARES

                                     [LOGO]

                                CD COMMON STOCK

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                             PROSPECTUS SUPPLEMENT

                                February 8, 2001

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                                LEHMAN BROTHERS